Exhibit 99.1

News

For Release	Contact:
October 26, 2004	Robert Benson
6:30 a.m. Eastern Time	ProCyte Corporation
(425) 869-1239,X399
irinfo@procyte.com

ProCyte Corporation Completes Sale of Assets to ICOS Corporation

Redmond, Wash. — October 26, 2004 — ProCyte Corporation (OTCBB: PRCY.OB) today announced it has completed the sale of its former contract manufacturing assets to ICOS Corporation (Nasdaq:ICOS), a Bothell, Washington biotechnology company, for $900,000 in a cash transaction and that ICOS has taken possession of the assets as well as ProCyte’s former contract manufacturing facility.  Effective upon the closing of this sale, ProCyte amended its existing lease to relinquish its leasehold rights and obligations related to the portion of its space being taken by ICOS and ICOS in turn entered into a multi-year lease for the same space.  ProCyte will continue to occupy approximately 14,000 square feet of its existing facility for its current dermatology, cosmetic surgery and spa business.

“We are very pleased to report the completion of this asset sale and the related amendment to our lease,” noted Jack Clifford, President and CEO.  “The effect of this transaction is a reduction in our facilities costs of approximately $40,000 per month.  We are grateful to have found a buyer who could not only use the equipment, but also the facility in which it was located, maximizing the value of the assets being sold.”

The sale of these assets does not have any impact on the current business operations of ProCyte in selling products to its customers since the assets sold and facility relinquished have not been used by ProCyte since July 2001.

ProCyte Corporation develops and markets products based on its patented, clinically proven Copper Peptide technology for skin health, hair care and wound care. The Company sells directly to dermatologists, plastic and cosmetic surgeons, spas and salons and through licenses with strategic partners into the consumer market, including its long-term worldwide license agreement with Neutrogena®, a Johnson & Johnson company. ProCyte brands include Neova®, VitalCopper™, Simple Solutions® and AquaSanté® Skin Care products; Complex Cu3® Post-Procedure Skin Care; GraftCyte® Hair Transplant Care; and Tricomin® Advanced Care for Thinning Hair. The Company also has the exclusive distribution rights for Cutanix Corporation’s Quadrinone® technology in the U.S., Canada and Puerto Rico. Additional information is available by visiting the Company’s website at www.procyte.com.

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This release may contain forward-looking statements relating to the research, development, commercialization, production, marketing and distribution of the Company’s products and future operating results, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include its ability to develop, commercialize and produce new products; the market acceptance of existing and potential future products; the availability, cost and timely delivery of materials and services from and performance of third-party suppliers, manufacturers, distributors, licensees and other collaborative partners; the satisfaction of regulatory requirements, and the receipt, timing, terms and conditions of required regulatory approvals.  Reference is made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and its latest quarterly report on Form 10Q filed with the Securities and Exchange Commission for a more detailed description of such factors.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.